                                                               Exhibit (a)(6)

          [The Following will be Delivered Via E-mail on June 1, 2001]
-------------------------------------------------------------------------------

To:       [Name]
Subject:  Stock Option Mailing


      NOTE: IN ORDER TO CONSERVE SPACE AT THE TOP OF THIS EMAIL AND MAINTAIN THE CONFIDENTIALITY ON THE ADDRESSEE LIST, YOU HAVE BEEN SENT A BLIND COPY. THE LETTER IS INTENDED FOR EACH PERSON RECEIVING A COPY.

A package of important information about your ArvinMeritor stock options was sent to you on Friday, June 1st. If you do not receive the package by the middle of next week, please contact me.

The package contains time sensitive materials about an offer to exchange your stock options for restricted stock. You will want to read and carefully consider the terms of the offer. You should consult your financial advisor about the tax ramifications before making a decision. If you decide to accept the offer in whole or part, your response must be received by the Company as prescribed in the package by midnight Eastern Time on June 29, 2001.

Dick Erb
Director, Executive Compensation
ArvinMeritor, Inc.
2135 W. Maple Road
Troy, MI 48084
Telephone: 248-435-2280
Fax: 248-435-1410
e-mail: Richard.Erb@ArvinMeritor.com